EXHIBIT 99.1

CONTACT:	Paul K. McGrath Email: paul.mcgrath@adsfs.com (617) 770-3333 `

A D S Financial Services Solutions™ Announces
Fourth Quarter and Fiscal Year 2003 Results

FOR IMMEDIATE RELEASE: QUINCY, Mass.—(Business Wire)—May 6, 2003—A D S Financial Services Solutions™ (ADS) (NASDAQ: ADSC) today announced revenues and net income for the fourth quarter and fiscal year ended March 31, 2003.

For the quarter ended March 31, 2003, ADS posted revenues of $4.7 million, down 18.5% from revenues of $5.8 million for the same period in fiscal 2002. Income from continuing operations and net income for the three months ended March 31, 2003 was $317,000 and $322,000, or $.02 and $.02 per share, respectively, on 13,350,000 shares (diluted) compared to income from continuing operations and net income of $2.2 million and $410,000, or $.17 and .03 per share on 13,201,000 shares (diluted).

Revenues for the fiscal year ended March 31, 2003 were $21.7 million, a 6.3% increase compared to revenues of $20.4 million for fiscal year 2002. Income from continuing operations for the year was $2.2 million or $.17 per share on 13,253,000 shares (diluted) compared to a loss from continuing operations of $(3.4) million or $(0.26) per share on 13,028,000 shares for fiscal 2002.

Net income for the year was $2.3 million or $.17 per share on 13,253,000 shares (diluted) compared to a net loss of $(6.1) million or $(0.47) per share on 13,028,000 shares for fiscal 2002.

Robert W. Howe, Chairman and Chief Executive Officer, commented on ADS’ performance, “The continued instability in the economic and geopolitical environment has delayed any anticipated return to normal levels of spending in the financial services sector. Nevertheless, we are pleased to have met our earnings estimates for the quarter in addition to recording a very significant improvement in our operating results over the prior fiscal year. We clearly have an understanding of our role during these challenging economic times and will continue to effectively manage internal costs.” At March 31, 2003, the Company reported cash and short-term investments of $36.3 million, days sales outstanding of 48, and a current ratio of 19 to 1.

First Quarter FY2004 Outlook. With respect to ADS’ earnings projections for the future, Mr. Howe stated, “We remain cautious with respect to our outlook for future quarters and are currently estimating our first quarter revenues will be in the $4.7 million to $5.0 million range, with net income in the range of $.01 to $.03 per share.”

-more-

A D S Financial Services Solutions™ Announces Fourth Quarter and Fiscal Year
2003 Results
May 6, 2003

A D S Financial Services Solutions is a trademark of Atlantic Data Services, Inc., a Quincy, Mass.– based IT strategy consulting and systems integration firm exclusively serving the needs of the financial services industry. ADS offers rapid, cost effective IT solutions to the business challenges faced by financial services companies through its in-depth financial services experience, technological expertise and project management skills.

For additional information about ADS please visit our website at www.adsfs.com.

This press release includes forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “will continue,” “believe,” “intend,” “may,” “predict,” “will be,” and other similar expressions. These forward-looking statements cover, among other items: events, conditions and financial trends that may affect the Company’s future plans of operation, business strategy, growth of operations and financial position, including statements regarding revenue, profitability and earnings or loss per share projections. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those anticipated as a result of certain risks and uncertainties, some of which are beyond our control. These risks and uncertainties include, among others: variability of our quarterly operating results due to, among other things, the number, size and scope of customer projects commenced and completed during a quarter, changes in employee utilization rates and changes in average billing rates; our dependence on the financial services industry; general economic uncertainty; concentration of revenues and our dependence on major customers; risks associated with fixed price contracts; our dependence on key personnel; intense competition in the IT consulting industry; and risks associated with potential acquisitions. Because of these risks and uncertainties, the forward-looking events discussed in this release might not transpire.

-financial table follows-

Atlantic Data Services, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Revenues	$4,710	$5,781	$21,703	$20,419
Cost of revenues	2,800	3,265	12,226	13,537

Gross profit	1,910	2,516	9,477	6,882

Operating expenses:
Sales and marketing	380	744	1,645	3,284
General and administrative	1,193	1,356	4,976	5,382
Restructuring expense	—	—	—	925

Total operating expenses	1,573	2,100	6,621	9,591

Income (loss) from operations	337	416	2,856	(2,709)
Interest income, net	158	172	681	1,041
Write-down of investment	—	—	—	(3,000)

Income (loss) from continuing operations before provision for income taxes	495	588	3,537	(4,668)
Provision for income taxes	178	(1,660)	1,309	(1,274)

Income (loss) from continuing operations	317	2,248	2,228	(3,394)
Discontinued operations:
Loss (income) from operations of discontinued business, net of tax	—	(92)	—	797
Loss (income) on disposal of business, net of tax	(5)	1,930	(71)	1,930

Net income (loss)	$322	$410	$2,299	$(6,121)

Earnings (loss) per share from continuing operations:
Basic	$0.02	$0.17	$0.17	$(0.26)
Diluted	$0.02	$0.17	$0.17	$(0.26)
Earnings (loss) per share from discontinued operations:
Basic	$0.00	$(0.14)	$0.01	$(0.21)
Diluted	$0.00	$(0.14)	$0.01	$(0.21)
Earnings (loss) per share from net income:
Basic	$0.02	$0.03	$0.18	$(0.47)
Diluted	$0.02	$0.03	$0.17	$(0.47)
Shares used in computing earnings (loss) per share (basic)	13,123	13,033	13,062	13,028
Shares used in computing earnings (loss) per share (diluted)	13,350	13,201	13,253	13,028

Atlantic Data Services, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	March 31,
	2003	2002

Cash and cash equivalents	$27,329	$15,457
Short-term investments	8,982	16,601
Accounts receivable, net	2,517	3,170
Other current assets	1,040	3,044

Total current assets	39,868	38,272
Property and equipment, net	177	308
Other assets	196	182

Total assets	$40,241	$38,762

Current liabilities	$2,138	$3,053
Total stockholders’ equity	38,103	35,709

Total liabilities and stockholders’ equity	$40,241	$38,762